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                                                                  Exhibit 10(e)

October 28, 1998




Ms. Amanda Radice
121 Western Avenue
Sherborn, MA  01770

Dear Amanda,

I am delighted to offer you the position of Vice President Marketing with Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Position

The Vice President Marketing is one of the most important officer level positions in our company. You will be responsible for all aspects of our Marketing activities from strategy development, to product rollout and customer interaction. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy, interface directly with the Board of Directors and participate on the senior management team.

Compensation Package

The base salary for the Vice President Marketing is $5,770 per pay period (annualized rate of $150,000), and you will participate in an annual incentive compensation pool with target first year earnings of $210,000

Your incentive compensation program is designed to reward you for meeting both quarterly and annual performance goals. The incentive compensation program will provide you with a bonus pool of $10,000 for quarterly goals and a $10,000 annual bonus pool. These bonus amounts will be paid upon percentage achievement of Interleaf's annual business plan, revenue, profit targets and MBO's (the Senior Managers Incentive Compensation Plan bonus amounts earned are paid annually). Additionally, an escalation bonus is paid should we exceed our targets. The specific calculation of bonus payment is detailed in our Senior Managers Compensation Plan (a sample of which is attached).

As part of your compensation package, you will receive a signing bonus of $10,000 (a combination of your first quarter and annual bonus pro-rata) to be utilized for the purchase of Interleaf stock by yourself in the open market during your first ten (10) days of employment. You are responsible for any taxes on this bonus. This stock will be yours to hold and keep, but it is expected that you will not sell prior to a liquidity event, the passage of two years or your departure from the company. We believe that your becoming an immediate equity holder will provide you a stronger leadership stance and ease communication with external constituents.

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Equity Participation
In addition to your signing bonus, I am delighted to offer you 125,000 stock options. These options will be granted at the next regularly scheduled Board meeting, with an exercise price equal to fair market value of the Common Stock on the date of grant, vesting in four equal annual installments commencing one year from the date of grant. As we discussed, I am fully committed to having you achieve your long-term compensation goals.

In addition, on or prior to your Start Date, you are required to execute Interleaf's Standard Invention and Nondisclosure Agreement, along with a Non-Compete Agreement.

Benefits Package
Your compensation will also include participation in our standard corporate benefits program, a summary of which is attached.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is November 2, 1998. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,

/s/ Jaime W. Ellertson

Jaime W. Ellertson
President and Chief Executive Officer


Accepted:


/s/ Amanda Radice                           November 2, 1998
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Amanda Radice                               Date